Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-89872, 333-37986 and 333-20405 on Form S-8 of our report dated September 20, 2010, relating to the consolidated financial statements of Koss Corporation and Subsidiary, which includes an explanatory paragraph related to legal matters described in Note 16 to the consolidated financial statements, as of and for the years ended June 30, 2010 and 2009, appearing in this Annual Report on Form 10-K of Koss Corporation for the year ended June 30, 2010.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin

September 20, 2010